Exhibit 23.1

K. R. MARGETSON LTD. #210, 905 West Pender Street Vancouver BC V6C 1L6 Canada	Chartered Professional Accountant Tel: 604.220.7704 Fax: 1.855.603.3228

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use, in the registration statement on Form S-1 of Madison Technologies, Inc. of my report dated April 15, 2021 on my audit of the financial statements of Madison Technologies, Inc. as of December 31, 2020 and 2019 and the related statements of operation, stockholders’ deficit and cash flows for each of the two years then ended and the related notes (collectively referred to as the financial statements) and the reference to my firm under the caption “Experts.”

/s/ K.R. Margetson Ltd.
K. R. Margetson Ltd.
Vancouver BC
Canada
September 27, 2021